Exhibit 8.2

	ATTORNEYS AT LAW	Broomfield, CO
720 566-4000
	One Maritime Plaza	Palo Alto, CA
	20th Floor	650 843-5000
	San Francisco, CA	Reston, VA
	94111-3580	703 456-8000
	Main415 693-2000	San Diego, CA
	Fax 415 951-3699	858 550-6000

www.cooley.com
March 28, 2003
SUSAN COOPER PHILPOT
Corvas International, Inc.	(415) 693-2078
3030 Science Park Road	philpotsc@cooley.com
San Diego, California 92121

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of the Form S-4 Registration Statement (the “Registration Statement”) pursuant to the Agreement and Plan of Merger dated as of February 24, 2003 (the “Merger Agreement”), by and among Dendreon Corporation, a Delaware corporation (“Dendreon”), Seahawk Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Dendreon (“Sub”), Charger Project LLC, a Delaware limited liability company of which Dendreon is the sole member (“LLC”), and Corvas International, Inc., a Delaware corporation (“Corvas”). Pursuant to the Merger Agreement, Sub will merge with and into Corvas (the “Merger”), following which Corvas will merge with and into LLC (the “LLC Merger” and together with the Merger, the “Combination”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Corvas in connection with the Combination. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(a)	the Merger Agreement;

(b)	the Registration Statement;

(c)	those certain tax representation letters of even date herewith delivered to us by Dendreon, Sub, LLC and Corvas (the “Tax Representation Letters”); and

(d)	such other instruments and documents related to the formation, organization and operation of Dendreon, Sub, LLC and Corvas and to the consummation of the Combination and the other transactions contemplated by the Merger Agreement as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(a)	Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time or the LLC Effective Time, as applicable) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

Corvas International, Inc.

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(b)	All representations, warranties and statements made or agreed to by Dendreon, Sub, LLC and Corvas, their managements, employees, officers, directors and stockholders in connection with the Combination, including, but not limited to, those set forth in the Merger Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

(c)	All covenants contained in the Merger Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

(d)	The Merger and the LLC Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger and the LLC Merger will be effective under applicable state law;

(e)	Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification; and

(f)	The opinion of even date herewith rendered by Stoel Rives LLP to Dendreon pursuant to Section 6.03(d) of the Merger Agreement concerning the matters addressed herein has been delivered and has not been withdrawn.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for federal income tax purposes, the Combination will be treated as a reorganization within the meaning of Section 368(a) of the Code.

This opinion does not address the various state, local or foreign tax consequences that may result from the Combination or the other transactions contemplated by the Merger Agreement and does not address the federal tax consequences of any transaction other than the Combination as described in the Merger Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Combination or the other transactions contemplated by the Merger Agreement except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction whatsoever, including the Combination, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the federal income tax consequences of the Combination and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. It is intended for the benefit of Corvas and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent.

Corvas International, Inc.

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We consent to the reference to our firm under the caption “Material Federal Income Tax Considerations” in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP /s/ SUSAN COOPER PHILPOT
Susan Cooper Philpot

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